Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-279064) on Form S-3 and the registration statement (No. 333-282925) on Form S-8 of our reports dated August 28, 2025, with respect to the consolidated financial statements of Malibu Boats, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Nashville, Tennessee
August 28, 2025